Treasurer's Certificate

     The undersigned, Paul Schubert, does hereby certify that he is the duly elected, qualified and acting Assistant Treasurer of PaineWebber/Kidder Peabody California Tax Exempt Money Fund, a Maryland Business Trust (the "Trust"), and does hereby further certify, after review of the records of the Trust, as follows:

  1. The aggregate number of shares of beneficial interest ($0.001 par value per share) issued by the Trust during the period August 1, 1995 to December 11, 1995 was $146,155,917 (the "Shares");

  2. All of the Shares were issued by the Trust in accordance with all applicable requirements of its Declaration of Trust and by-laws, each as from time to time amended and in effect; and

  3. Without limiting the foregoing, (a) the Trust has received in connection with the issuance of the Shares the full consideration required to be paid therefore in accordance with such Declaration of Trust and by-laws, and
     (b) the Shares were issued for cash consideration equal to the applicable offering price established at the time of sale, that netted the Trust (after deduction of any applicable underwriting discounts or commissions) not less than the net asset value per share, as established in and pursuant to the Declaration of Trust, determined next after the sale was made.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of February, 1996.

                                  /s/ Paul Schubert
                               -----------------------
                                    Paul Schubert
                                First Vice-President